Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-284538

Prospectus Addendum to the Prospectus dated February 14, 2025.

The Goldman Sachs Group, Inc.

DEPOSITARY SHARES
Each Representing an Interest in a Share of Preferred Stock

You should read the accompanying prospectus supplement, which gives the specific terms of the offered depositary shares, together with the accompanying prospectus dated February 14, 2025 of The Goldman Sachs Group, Inc. When you read the prospectus supplement with the specific terms of the offered depositary shares, please note that all references in the prospectus supplement to the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 16, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011, the prospectus dated September 19, 2011, the prospectus dated September 15, 2014, the prospectus dated December 22, 2015, the prospectus dated January 6, 2017, the prospectus dated July 7, 2017, the prospectus dated July 1, 2020, the prospectus dated March 22, 2021 or the prospectus dated February 13, 2023 or to any sections of those documents, should refer instead to the accompanying prospectus dated February 13, 2023, or to the corresponding section of the accompanying prospectus.

The accompanying prospectus dated February 14, 2025 supersedes the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 9, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009, the prospectus dated July 6, 2011, the prospectus dated September 19, 2011, the prospectus dated September 15, 2014, the prospectus dated December 22, 2015, the prospectus dated January 6, 2017, the prospectus dated July 7, 2017, the prospectus dated July 1, 2020, the prospectus dated March 22, 2021 and the prospectus dated February 13, 2023.

Goldman Sachs & Co. LLC will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the depositary shares in market-making transactions.

The depositary shares are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Prospectus Addendum dated February 14, 2025.